SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
September 24, 2009 (September 23, 2009)
Date of Report (Date of earliest event reported)
SUPERIOR WELL SERVICES, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-51435	20-2535684
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
1380 Rt. 286 East, Suite #121
Indiana, Pennsylvania 15701
(Address of principal executive offices)
(724) 465-8904
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
          On September 23, 2009, Superior Well Services, Inc. (the “Company”) entered into an amendment (the “First Amendment”) to the credit agreement (the “Credit Agreement”) evidencing its credit facility (the “Credit Facility”). The following changes were made to the Credit Agreement as a result of the First Amendment:
•	the total capacity under the Credit Facility was reduced from $250.0 million to $175.0 million, which amount will be further reduced to $125.0 million on January 1, 2010; provided that in any case the amounts outstanding under the Credit Facility cannot exceed the lesser of the total capacity and the “borrowing base” (as that term is defined in the First Amendment) that currently consists of (i) 80% of eligible accounts receivable, (ii) 50% of eligible inventory and (iii) 30% (which amount will be reduced to 20% on January 1, 2010) of the net book value of property, plant and equipment (lenders holding at least 51% of the amounts outstanding under the Credit Facility may, in their reasonable business discretion, reduce the borrowing base in the future);

•	an affirmative covenant was added that obligates the Company to raise a minimum of $50.0 million on or before December 31, 2009 through either permitted assets sales (including up to $75.0 million of total permitted sales through December 31, 2009) or the issuance of equity, or a combination of both, and the net proceeds of any such sale or issuance must be used to pay down amounts outstanding under the Credit Facility;

•	the financial covenants in the Credit Agreement were revised to include the following:
•	a required minimum quarterly EBITDA of: $1.0 million for the third quarter of 2009, $5.0 million for the fourth quarter of 2009, $5.0 million for the first quarter of 2010, $6.0 million for the second quarter of 2010, $7.5 million for the third quarter of 2010 and $10.0 million for the fourth quarter of 2010;

•	a capital expenditures cap of $6.0 million per quarter through March 31, 2011;

•	beginning on March 31, 2011, a maximum senior debt to EBITDA ratio of 3.00 to 1.00 calculated as of the end of each applicable fiscal quarter;

•	from March 31, 2011 to December 31, 2011, a maximum total debt to EBITDA ratio of 5.00 to 1.00, and thereafter a maximum total debt to EBITDA ratio of 4.00 to 1.00, in each case calculated as of the end of the applicable fiscal quarter; and

•	beginning on March 31, 2011, a minimum fixed charge coverage ratio of 1.75 to 1.00 calculated as of the end of each applicable fiscal quarter; and
•	with respect to the interest rates that the Company has the option to select from that are applicable to amounts outstanding under the revolving portion of the Credit Facility, (a) until the second quarter of 2011, the spread over LIBOR will be 4.0% and the spread over the prime lending rate will be 2.0% and (b) thereafter, those spreads may be reduced depending on the ratio of the Company’s total debt to EBITDA.
          All other material terms remain the same.
          Certain of the lenders under the Credit Facility or their respective affiliates have performed investment banking, financial advisory and commercial banking services for the Company and certain of its affiliates, for which they have received customary compensation, and they may continue to do so in the future.
          This description of the First Amendment is qualified in its entirety by reference to the First Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated in this Item 1.01 by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 of this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Other Exhibits
     (d) Exhibits

Exhibit No.	Description
10.1
First Amendment to Credit Agreement by and among Superior Well Services, Inc., the Lenders party thereto, Citizens Bank of Pennsylvania, as Administrative Agent, and RBS Securities, Inc., as Sole Lead Arranger.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERIOR WELL SERVICES, INC. (Registrant)
/s/ Thomas W. Stoelk
Thomas W. Stoelk
Vice President & Chief Financial Officer

Dated: September 24, 2009

EXHIBIT INDEX

Exhibit No.	Description
10.1
First Amendment to Credit Agreement by and among Superior Well Services, Inc., the Lenders party thereto, Citizens Bank of Pennsylvania, as Administrative Agent, and RBS Securities, Inc., as Sole Lead Arranger.